Exhibit 99.1

News Release

Contact:	Investors: Cameron Hopewell - Managing Director, Investor Relations - (615) 263-3024

CCA RESPONDS TO THE DEPARTMENT OF JUSTICE’S DECISION

TO REDUCE RELIANCE ON PRIVATELY OPERATED PRISONS

AND ANNOUNCES INVESTOR AND ANALYST CONFERENCE CALL

NASHVILLE, Tenn. – August 19, 2016 – Corrections Corporation of America (NYSE: CXW) (the “Company” or “CCA”), America’s largest owner of partnership correctional, detention, and reentry facilities, responded today to the Federal Bureau of Prisons’ (“BOP”) decision to amend the Criminal Alien Requirement XVI (“CAR 16”) solicitation by reducing the previously announced 10,800 contract beds to 3,600 contract beds in response to recommendations from the Department of Justice to reduce future reliance on privately operated prison facilities. CCA’s Eden Detention Center, containing 1,422 beds, is included in the CAR 16 solicitation.

“We have been a keen observer of the BOP’s declining inmate population over the last three years. Nonetheless, we are disappointed with the BOP’s decision to reduce its utilization of privately operated facilities to meet their capacity needs, and believe our value proposition remains strong” said Damon Hininger, CCA’s chief executive officer.

At this time the contracts at the three facilities CCA operates on behalf of the BOP remain unchanged, and the BOP will determine whether to extend these contracts at the end of their respective contract terms. These contracts represent approximately $131.2 million in annual revenues, or approximately seven percent of CCA’s total annual revenue, at operating margins consistent with CCA’s owned and managed facility portfolio average.

CCA will continue to provide a valuable public service to our government partners serving over 65,000 inmates, detainees, and residents in 85 facilities pursuant to over 100 contracts. CCA will also remain focused on diversifying our value proposition for our many government partners by developing and delivering mission-critical secure and non-secure facilities, residential reentry options and innovative, real estate-only solutions that provide an attractive avenue for creating long-term shareholder value.

Webcast and Replay Information

We will host a webcast conference call at 11:00 a.m. Central Time (12:00 p.m. Eastern Time) on Friday, August 19, 2016, to discuss the matters addressed in this press release. To listen to this discussion, please access “Presentations, Webcasts and Events” of the Investors section at www.cca.com. The conference call will be archived on our website following the completion of the call. In addition, a telephonic replay will be available at 12:00 p.m. Central Time (1:00 p.m. Eastern Time) on August 19, 2016, through 12:00 p.m. Central Time (1:00 p.m. Eastern Time) on August 27, 2016. To access the telephonic replay, dial 888-203-1112 and enter passcode 9732981.

10 Burton Hills Boulevard, Nashville, Tennessee 37215, Phone: 615-263-3000

About CCA

CCA, a publicly traded real estate investment trust (REIT), is the nation’s largest owner of partnership correctional, detention, and residential reentry facilities and one of the largest prison operators in the United States. We own or control 74 correctional, detention and reentry facilities, with a design capacity of approximately 75,000 beds, and manage 11 additional facilities owned by our government partners with a total design capacity of approximately 14,000 beds, in 20 states and the District of Columbia. CCA specializes in owning, operating and managing prisons and other correctional facilities and providing residential, community reentry and prisoner transportation services for governmental agencies. In addition to providing fundamental residential services, our facilities offer a variety of rehabilitation and educational programs, including basic education, faith-based services, life skills and employment training and substance abuse treatment. These services are intended to help reduce recidivism and to prepare offenders for their successful reentry into society upon their release.

Forward-Looking Statements

This press release contains statements as to our beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. In particular, whether or not contracts with the Federal Bureau of Prisons will be renewed or the financial impact of future renewals is uncertain and subject to many variables, some of which we do not control. A list of factors that could cause operating and financial results to differ are described in the filings we make from time to time with the Securities and Exchange Commission.

CCA takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release or the information contained herein by any third-parties, including, but not limited to, any wire or internet services.

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